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                                March 30, 1994


    Re: The Southland Corporation ("Southland") Annual Meeting of Shareholders to Be Held April 27, 1994

To: All Signatories to the Shareholders Agreement dated as of March 5, 1991
    (the "Shareholders Agreement")

    Within the next few days, all holders of common stock of Southland will be receiving proxy materials relating to the Annual Meeting of Shareholders of The Southland Corporation to be held on April 27, 1994. A copy of those proxy materials and Southland's 1993 Annual Report to Shareholders are enclosed.

    Certain shares held by you are subject to the Shareholders Agreement and are to be voted for the election of directors in accordance with the terms of
Section 3.3 of the Shareholders Agreement.

    Included in the proxy materials that are being sent to the holders of common stock is a proxy card. When you receive these proxy materials, please return the proxy card to Society National Bank, Southland's common stock transfer agent (in the business reply envelope enclosed), specifying your vote (either "For," "Against" or "Abstain") with respect to ratification of the appointment of auditors and, instead of indicating a vote in connection with the election of directors, please write on the proxy card the following words:

    "PLEASE VOTE MY # SHARES THAT ARE SUBJECT TO THE SHAREHOLDERS AGREEMENT DATED AS OF MARCH 5, 1991, IN CONNECTION WITH THE ELECTION OF DIRECTORS, IN ACCORDANCE WITH SECTION 3.3 OF THE SHAREHOLDERS AGREEMENT."

    If you own Southland common stock that is not subject to the Shareholders Agreement, please either vote those shares separately by identifying them by number on the same proxy card or contact me to request an additional proxy card to vote those shares.

    If you have any questions about these instructions or if you plan to attend the meeting in person (or need an additional proxy card), please contact me at 214/828-7933 (facsimile 214/828-7119).

                             Sincerely,



                             Carol Hilburn
                             Associate General Counsel
                             and Manager, SEC Section

CSH:dgf

CSHOPR2076